Exhibit 23.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Wintrust Financial Corporation (“Wintrust”) on Form S-4 (the “Registration Statement”) and in the Proxy Statement of Macatawa Bank Corporation (“Macatawa”) and Prospectus of Wintrust, which are part of the Registration Statement, of our written opinion, dated April 15, 2024, appearing as Annex C to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary — Opinion of Macatawa’s Financial Advisor”, “The Merger — Background of the Merger”, “The Merger — Opinion of Macatawa’s Financial Advisor”, “The Merger — Certain Unaudited Prospective Financial Information of Macatawa”, and “The Merger — Macatawa’s Reasons for the Merger and Recommendation of the Board of Directors” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Elizabeth Jacobs Kapp
Name:	Elizabeth Jacobs Kapp
Title:	Managing Director

May 30, 2024